Calculation of Filing Fee Tables

Form S-8

(Form Type)

Global Blood Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock	Other	3,785,465(1)	$26.36	$99,784,857.40	$92.70 per $1,000,000	$9,250.07
Total Offering Amounts					$99,784,857.40		$9,250.07
Total Fee Offsets							$0
Net Fee Due							$9,250.07

(1)

In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein.